Exhibit 99.1

OVERLAND STORAGE, #4682043
OVERLAND STORAGE FISCAL 2014 THIRD QUARTER FINANCIAL RESULTS AND SPHERE 3D MERGER CONFERENCE CALL
May 15th, 2014, 2:00 PM PT
Chairperson: Jim Byers

Operator:	Good day, ladies and gentlemen and thank you for standing by. Welcome to the Overland Storage Fiscal 2014 Third Quarter Financial Results and Sphere 3D Merger Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be opened for questions. If you have a question, please press the star, followed by the one on your touchtone phone. If you are using speaker equipment, you’ll need to lift the handset before making your selection. This conference is being recorded today, Thursday, May 15th, 2014.

I would now like to turn the conference over to Jim Byers of the MKR Group. Please go ahead, sir.

Jim Byers:	Thank you, Operator, good afternoon, everyone, and welcome to this afternoon’s conference call to discuss Overland Storage’s fiscal third quarter financial results, as well as this afternoon’s announcement of Overland’s proposed combination with Sphere 3D.

Before we begin the call, I would like to note that this communication may be deemed to be solicitation material in respect to the proposed acquisition of Overland by Sphere 3D. In connection with the proposed transaction, Overland intends to file relevant materials with the SEC, including Overland’s Proxy Statement on Schedule 14A. Shareholders of Overland are urged to read all relevant documents filed with the SEC, including Overland’s Proxy Statement because they will contain important information about the proposed transaction. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website at www.sec.gov and at Overland’s shareholders—and Overland’s shareholders will receive information at an appropriate time on how to obtain transaction related documents for free from Overland. Such documents are not currently available.

I would also like to note that Management, during the course of our discussion today, including the Q&A section of this call, will make forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Management may discuss future plans and prospects for revenue, product introductions, market conditions, competitive conditions, gross profit margins, spending levels and other financial metrics, relationships with third parties, and its expectations regarding its recently completed acquisition of Tanberg and its potential

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transaction with Sphere 3D. We caution you that forward-looking statements relating to these and other subjects we may discuss involve risks, uncertainties, and assumptions that are difficult to predict. They are not guarantees of performance and the Company’s actual results could differ materially from those contained in such statements.

There are many factors that could cause or contribute to such differences. We refer you to the risk factors and cautionary language contained in today’s formal press release announcing Overland’s results, as well as the Company’s filings with the Securities and Exchange Commission, including the risk factors, Management’s Discussion & Analysis, and other sections of the Company’s periodic reports currently on file with the SEC.

Factors that could cause or contribute to such differences include, but are not limited to, the occurrence of any event, change, or other circumstance that could give rise to the termination of the definitive merger agreement between Overland and Sphere 3D, the failure to obtain shareholder approval of such transaction, or the failure to satisfy the closing conditions or to obtain necessary regulatory approvals related to the transaction, The potential disruption of Management’s attention from our ongoing business operations due to the proposed transaction, the effect of the announcement on the acquisition of our ability and Sphere 3D’s ability to retain customers, and retain and hire key personnel, and maintain relationships with suppliers, operating results, and business generally, and our ability to successfully integrate our Tanberg transaction, and integrate the businesses of Overland and Sphere 3D following the closing the contemplated transaction.

We remind you that our forward-looking statements are based on current expectations and speak only as of this date. The Company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events, or circumstances after the date of this release and conference call.

On the call today are Eric Kelly, Overland’s President and CEO; Kurt Kalbfleish, Overland’s Chief Financial Officer; and Peter Tassiopoulos, Sphere’s 3D—Sphere 3D’s CEO and Director. After a review of the Sphere 3D and Overland Definitive Merger Agreement, Kurt will provide some brief comments on Overland’s third quarter financial results, which were also announced after the close of market today. At the conclusion of the prepared remarks, we will open the call for questions.

So, with that said, I will now turn the call over to Overland’s CEO, Eric Kelly.

Eric Kelly:

Thanks, Jim. Good afternoon, everyone and thank you for joining us today for the Overland Storage fiscal third quarter financial earnings conference call, as well as for our joint conference call with Sphere 3D to

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discuss a just announced combination of Sphere 3D and Overland Storage. We are very excited to discuss the combination of our two companies, which brings together next generation technologies for virtualization and Cloud, coupled with end-to-end scalable storage solutions, enabling us to expand our position in the large and growing virtualization and Cloud markets. We believe this merger supports our growth and profitability plan, as well as the opportunity to create significant value for the shareholders of both companies.

As you may know, Sphere 3D and Overland have been working in tandem to develop an integrated application virtualization, and beta storage platform, as well as expanding the global reach of the V3 Systems’ VDI solution. To-date, there are over 200 installations of the V3 Systems’ VDI solution worldwide. We believe the application virtualization platform that allows native third party applications to be delivered in the Cloud or in the data center on any device independent of operating system or hardware is an industry first solution.

Now, I would like to introduce Peter, CEO and Director of Sphere 3D. Peter, I’ll turn the call over to you.

Operator:	This is the conference Operator. Sir, please check your mute button. We’re unable to hear you.

Peter Tassiopoulos:	Thanks, Eric. We’re very excited about this transformational deal to combine Sphere 3D and Overland. It’ll enable us to become a leading global virtualization and data management software solutions company, with the combined resources that will strengthen our ability to deliver vertically integrated virtualization solutions, either on premise or from the Cloud.

Sphere 3D is a leading virtualization technology provider. We have offices in Mississauga, Ontario and in Salt Lake City, Utah. Our proprietary platform, Glassware 2.0 delivers virtualization of many of the most demanding applications in the marketplace, making it easy to move applications from a physical PC or workstation to a virtual environment, either on premise or deliver from the Cloud. Our V3 Systems division supplies the industry’s first purpose-built appliance dedicated to virtualization, as well as the desktop Cloud Orchestrator, which streamlines Management software for virtual desktop infrastructure.

The combination of Sphere 3D’s Glassware virtualization and Overland’s data storage solutions will address new mobile enterprise demands, delivering users across many fields full functionality of software programs or applications on a host of devices that are now found in the workplace. Our enterprise mobility solutions enable access to a wide range of applications, including office suite software, specialized software for computer aided design, medical imaging software, and a number of others including customized legacy applications.

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Today we have partnered with numerous leaders in industry segments, focused primarily within healthcare, education, and government. Two recent examples include partnerships with Novarad, a leading medical imaging solution provider, and recently, Dell Computers.

With that, I’ll turn this back over to you, Eric.

Eric Kelly:	Thanks, Peter. With the combination of Sphere 3D’s leading virtualization technology and Overland’s best-of-class data storage technology, the combined companies will be able to deliver solutions that bring a new value proposition to our customers and accelerate sales of the new virtualization product lines by leveraging Overland’s existing global distribution network and our Tier 1 OEM partners, such as IBM, HP, Fujitsu. With Frost & Sullivan Research estimating the VDI market to be over 5 billion and growing 20% annually and the Cloud computing market projected to reach $100 billion by 2016, we are very excited about the opportunity to provide solutions that will address the requirements of these two markets.

Now, I would like to provide an overview of the transaction, which received unanimous support of both Board—the Board of Directors and Management of Sphere 3D and Overland. Part of the terms of the agreement, Sphere 3D has agreed to acquire 100% of the outstanding shares of Overland’s common stock for a total consideration of approximately $81 million, or $4.43 per share. Upon completion of the transaction, each Overland share will be exchanged for 0.51 of common shares of Sphere 3D and it is expected that current shareholders of Overland shares will own approximately 28.8% of Sphere 3D on a fully-diluted basis. The name of the new Company will be Sphere 3D.

Before I turn the call over to Kurt to review some of the details of our fiscal third quarter results, I want to touch upon Overland’s progress with our previously announced acquisition of Tanberg Data, which we completed in January of this year. Our efforts to progress to this—our efforts in progress to-date have gone very well. There are three phases to our integration plan with Tanberg Data. We completed the first phase in March, and expected to complete the second phase by the end of June, and the third phase by the end of this calendar year. I am pleased to report that, with completion of the first phase, we are ahead of plan across the board, including our initial cost reductions, integration of our supply chain, and internal operations.

I’ll have final remarks at the end of the call, but now I would like to turn the call over to Kurt, Overland’s Chief Financial Officer. Kurt?

Kurt Kalbfleish:	Thank you, Eric. Let me provide some detail on our fiscal third quarter results. Please note that these financial results for the third quarter of 2014 reflect the contribution of our acquisition of Tanberg Data for a partial quarter, from January 22nd through March 31st, 2014.

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Total revenue for the third quarter of fiscal 2014 was 20.2 million, compared to 11.6 million in the same quarter of fiscal 2013, and 10.6 million in the immediately preceding quarter. On a pro forma basis, net revenue for the full three months ended March 31, 2014 was 22.3 million. This pro forma revenue also takes into consideration an adjustment to conform Tanberg Data revenue recognition of certain sales to comply with the policy of Overland, resulting in a deferral of certain shipments to a later period, which additionally reduces the pro forma revenue to 22.3 million.

Total product revenue for the third quarter was 15.8 million, compared to 6.9 million in the same quarter of fiscal 2013, and 6.6 million in the immediately preceding quarter. Warranty and Service revenue in the third quarter totaled 4.5 million or 22% of total Q3 revenue, compared to 4.8 million or 41% of revenue in the same quarter last year, and 4.0 million or 38% of revenue in the immediately preceding quarter. Disk Systems revenue worldwide in the third quarter was 8.5 million, compared to 2.5 million in both the immediately preceding quarter and the third quarter last year. Revenue in the third quarter of fiscal 2014 from the RDX Disk Based Products was 6.3 million. Revenue in the third quarter from the SnapServer DX Series was 2.1 million, compared to 2.4 million in the immediately preceding quarter.

Our gross margin percentage for the third quarter was 32.5%, compared to 31 point—33.1 percent in the same quarter last year, and 34.5% in the immediately preceding quarter.

Total operating expenses, including stock-based compensation for the third quarter, was 13.4 million, compared to 9 million in the same quarter last year, and 8.2 million in the immediately preceding quarter.

Total share-based compensation expense included in the operating expense for the third quarter of fiscal 2014 was approximately $900,000, compared to $800,000 in the immediately preceding quarter, and $1.1 million in the third quarter of fiscal 2013.

Depreciation and amortization in the third quarter was approximately 900,000, compared to $300,000 in both the immediately preceding quarter and the third quarter of fiscal 2013.

The net loss for the third quarter of fiscal 2014 was 6.6 million or a loss of $0.44 per share, compared to a net loss in the same quarter of fiscal 2013 of 5.1 million or $0.87 per share, and a net loss in the immediately preceding quarter of 4.3 million or $0.59 per share.

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On the balance sheet, total cash and cash equivalents and short-term investments at March 31st, 2014 was 7.3 million, compared to 8.8 million at June 30, 2013.

At the end of the third quarter, we had 4.4 million outstanding under our credit facilities and 9.5 million outstanding under our convertible notes.

Net accounts receivable was 14.3 million at the end of the third quarter, compared to 6.3 million at the end of both the third quarter last year and the immediately preceding quarter.

Operating cash used in the third quarter of fiscal 2014 was 6.5 million, compared to 3.8 million in the immediately preceding quarter.

The integration of Overland Storage and Tanberg Data remains on schedule and we expect to reach the previously announced operating expense target of 40 to $45 million on an annualized basis, excluding stock compensation, by the end of the calendar year, assuming operations on a standalone basis. This represents a reduction of approximately 20 million from the FY ’13 pro forma operating expense of 62.4 million of the combined companies.

With that, I will turn the call back to Eric.

Eric Kelly:	Thanks, Kurt. In closing, with the combination of Sphere 3D’s leading virtualization technology and Overland’s best-of-class data storage technology, we will deliver solutions that we believe will bring a new value proposition to our current customers, as well as to the large and growing virtualization and Cloud markets. In addition, as a combined Company, we now have greater financial and operational scale and with a clear path for growth and profitability. We believe the combination will create significant value for our shareholders for both companies.

With that, I would like to turn the call over to the Operator for questions. Operator?

Operator:	Thank you, sir. Ladies and gentlemen, if you wish to ask a question, please press the star, followed by the one on your touchtone phone. If you would like to withdraw your question, please press the star, followed by the two; and if you are using speaker equipment, you will need to lift the handset before making your selection. Once again, if you would like to ask a question, please press star, one at this time.

Our first question comes from the line of Krishna Shankar with Roth Capital. Please go ahead.

Krishna Shankar:	Yes. Congratulations on the transaction (cross-talking).

Eric Kelly:	Thank you, Krishna. How’re you doing?

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Krishna Shankar:	Good. Can you talk a little bit about—you know, once the deal is approved, can you talk a little bit about how the combine Company might get synergies both in product and service, and whether you will sell only the hardware platform integrated with the Sphere 3D software, or will Sphere 3D continue to be selling standalone software platforms also?

Eric Kelly:	Yes, Krishna. Let me try to just address that. One, as you know, we’ve been working with Sphere 3D for quite some time on the go-to-market strategy in terms of synergies, in terms of supporting operations for manufacturing, and expanding the channels. But, you know, the business strategy is, just as you lay it out, it will be both, you know, a combination of software, be a combination of Cloud services and subscription, and also a delivery on client strategies, as well.

Krishna Shankar:	Okay, and do you already have some—you know, with the VDI acquisition that Sphere 3D made, can you talk about the road map for that VDI, that product versus what this combined Overland Sphere 3D will be doing?

Eric Kelly:	Sure. I’ll turn that question over to Peter.

Peter Tassiopoulos:	Absolutely. Thank you. Krishna, how are you?

Krishna Shankar:	Good.

Peter Tassiopoulos:	Good. So, we have already begun the process of actually moving the VDI appliance, both from a manufacturing and also from a support into the channel through Overland. So, we’ll continue to do so. One of the things obviously we’re very excited about is the ability to support it within the channel of the additional OEM relationships that exist for Eric so, as far as moving forward, I believe that you’ll see is the ability to support it end-to-end, including on site, utilizing that large support network that Overland has; so that’s well on its way.

As far as the Glassware piece integrated onto Overland product, just actually out in your neck of the woods, one of our partners is currently launching the product today at the SIMM Trade Show in Long Beach, California just up the street from you. If you have an opportunity, you could actually drop by and see the DX2 and Glassware running together at that trade show.

Krishna Shankar:	Okay, great. Thank you.

Operator:	Thank you. As a reminder, ladies and gentlemen, if you wish to ask a question, please press star, one at this time; and if you are using speaker equipment, you’ll need to lift the handset before making your selection.

Our next question comes from the line of Chung Chen Chow (ph) with Aldrich Breathing Company (ph). Please go ahead.

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Chung Chen Chow:	Hi. Good afternoon. Congratulations on the deal.

Eric Kelly:	Thank you.

Chung Chen Chow:	Just want to find call (ph) things as far as the background of the transaction. Can you maybe just talk about if this was a solicited or unsolicited? Did you guys hold an auction process for this; and just talk about how this—you know, how this came about?

Eric Kelly:	Well, I think it came about just because of the strategic relationship that we developed well over a year ago, where we both realized that the combination of the two companies—you know one plus one was much more magnitude than two and, as you started looking at what’s happening in the industry in terms of virtualization, in terms of Cloud and how that integrates with the backend storage, you see that by putting the two technologies together we have been able to deliver a product line that we believe is first to the market.

There’s no one that has this solution out there and I can just tell you from the initial feedback from some of our early adopter customers, they are very excited about what we’re doing and, as Peter mentioned, the combination of their technology, our operational and service support on a global basis makes this a very powerful combination.

Chung Chen Chow:	Okay, so, did you talk to other parties or this was just a one-off thing?

Eric Kelly:	Yes and then—again, that’s not something we’re not going to discuss on the call, but…

Chung Chen Chow:	Okay.

Eric Kelly:	Okay.

Chung Chen Chow:	As far as the shareholder vote, it’s a simple majority. You already have 64% or is a two-thirds vote required?

Eric Kelly:	Yes, the details of the transaction will be provided at a later date.

Chung Chen Chow:	Okay and, as far as regulatory approvals, can you just walk through? Is it just the HSR that’s required, a second (ph) of the shareholder vote; the Canadian approval is required?

Eric Kelly:	It’s the standard customary approvals from shareholders and regulatory requirements; nothing out of the ordinary.

Chung Chen Chow:	Okay, and is there a kind of a timing for the transaction to be completed? I know you mentioned the third quarter, but any kind of narrowing of the timeframe?

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Eric Kelly:	No. I mean, that’s the timeline, so we expect it to close in the third—calendar third quarter. Okay, thank you.

Operator:	Thank you. As a reminder, ladies and gentlemen, if you do have a question, please press star, one at this time.

Our next question comes from the line of Angus Burton with Marathon Capital Management. Please go ahead.

Jim Kennedy:	Eric, it’s actually Jim Kennedy.

Eric Kelly:	Hey, Jim. How’re you doing?

Jim Kennedy:	Good. I was on another call and just popped in hearing (inaudible) on the call and I apologize if this was covered earlier. Could you just kind of go over how this new relationship or combination affects what Tanberg offers in the marketplace? Is this a technology that’s also going to be introduced into their product line, if you will, or now your product line, or is this more of an Overland—traditional Overland synergy?

Eric Kelly:	Well, Jim, I think it’s a combination. It supports the entire strategy and because, if you look at the Tanberg combination, what they provided was a broad base storage offering, as well as channel partners. When you look at the virtualization technology of Sphere 3D, it allows us to provide that solution both on our products and what it does, as you know, when you have applications that are driving storage requirements, you’re going to move more storage products. So, the combination was one that actually helps us drive the storage growth, as well as leverage our infrastructure to quickly broaden the reach for the Sphere 3D product line.

Jim Kennedy:	So, technologically then, it should—the Sphere 3D technology should integrate just as well with Tanberg as with you all?

Eric Kelly:	That would—yes, it would definitely support that—the Tanberg solutions, as well.

Jim Kennedy:	Okay, great. Thanks a lot, guys and congratulations.

Eric Kelly:	Thank you, Jim.

Operator:	Thank you. I’d like to turn the conference back over to Management for any closing remarks. Please go ahead.

Eric Kelly:	I would like to thank everyone for joining our call today. We are very excited about the combination of Sphere 3D and Overland Storage, and we look forward to updating you on our progress in the future. Operator, this concludes today’s call.

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Operator:	Thank you, sir. Ladies and gentlemen, this concludes our conference for today. If you would like to listen to a replay of today’s call, please dial 303-590-3030 or 1-800-406-7325 with access code 4682043. Thank you for your participation. You may now disconnect.

END

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